Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made effective the 22 day of August, 2013 (the “Effective Date”) by and between SCS Lighting Solutions Inc. with offices at 25801Obrero Drive, Mission Viejo, CA, 92691 (the “Company”)  and  ___

Devon Jones, CEO
Intelligent Highway Solutions, Inc.
8 Light Sky Ct. Sacramento, CA 95828

Phone: 916-995-3050
Fax:    916-379-0338
www.intelligenthighwaysolutions.com
 (hereinafter  “the DISTRIBUTER”). (Company and Distributer are hereinafter referred to collectively as the “Parties”).

WITNESS:

WHEREAS, the Company desires to supplement its sales and marketing of certain products (as defined below) by obtaining the assistance of the Distributer; and

WHEREAS, the Distributer desires to provide such services to the Company.

NOW THEREFORE, the Parties agree as follows:

1.   APPOINTMENT.  Company hereby appoints Intelligent Highway Solutions as an exclusive Distributer to solicit the sale of SCS Lighting Solutions Products  (the “Products”) for markets in Sacramento, CA or in additional market locations as jointly agreed to by the Company and Distributer.  The Distributer shall devote its best efforts to promote the company’s interests, and shall perform its duties and responsibilities faithfully, diligently and to the best of its ability, consistent with sound business practices, it being understood that in no event shall Distributer make any representation, guarantee or warranty concerning the Products except as expressly authorized by Company. The Distributer shall devote a portion but not all of his working time to the business and affairs of the Company. If the Distributer does not make sales in the first year with revenues to SCS Lighting Solutions in the amount of $3 million USD, the distribution agreement will become non-exclusive.

Distributer warrants to Company that it does not currently represent or promote any lines of products that compete with the Products.  During the term of this Agreement, Distributer shall not represent, promote or otherwise try to sell within the Territory any lines of products that, in Company’s judgment, compete with the Products covered by this Agreement.

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1.1 The Distributer will be required to sign a SCS Light Solutions non-disclosure agreement (NDA) upon execution of this agreement.

1.2  The Company will maintain any existing customers in Sacramento, CA and will directly handle any customers which contact the Company directly or which the Company becomes aware of without any influence from the Distributer. The Company may, at its discretion designate a Company customer to the Distributer, upon distributers approval.

2.           ACCEPTANCE.  The Distributer accepts said appointment, and agrees, at its own expense, to solicit offers for the purchase of Products and refer such offers to Company for acceptance.

3.           TERM.  The initial term of this Agreement shall be for a period of One Year  from the Effective Date.  This Agreement shall automatically renew for additional one (1) year term increments, unless either party elects to terminate this Agreement at the end of the then current term by giving the other party notice, not less than sixty (60) days prior to the end of the then current term.

4.           INDEPENDENT CONTRACTOR; AUTHORITY; REPORTING. The Distributer acknowledges and agrees that it is not an agent or employee of the Company and is not authorized to accept any orders on behalf of the Company.  The Distributer shall keep the Company fully informed of its activities on behalf of the Company and the status of the exclusive accounts, including frequent conference calls with Company leadership.

Distributer is an independent contractor, and nothing contained in this Agreement shall be construed to (i) give wither party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise, (iii) allow Distributer to create or assume any obligation on behalf of Company for any purpose whatsoever.  Distributer is not an employee of Company and is not entitled to any employee benefits.  Distributer shall be responsible for paying all income taxes and other taxes charged to Distributer on amounts earned hereunder.  All financial and other obligations associated with Distributer’s business are the sole responsibility of Distributer. Distributer shall provide itself with, and be solely responsible for (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as are necessary for the conduct of Distributer’s business operations in accordance with this Agreement.

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5.           ACCEPTANCE OF OFFERS.  The Distributer shall forward all offers received for the Products to the Company at the Company’s office as specified above. The Company shall have the absolute right in its sole discretion to accept, reject, cancel, or modify any quotation or order, in whole or in part.  Further, Company shall have the sole right of credit approval or credit refusal for customers in all cases.

6.   ISTRIBUTER PRICE LIST.

   6.1 The Distributer shall purchase SCS Lighting Products from its Distributers price list, which is subject to modification or change without notice.

7.           TERMINATION OR BREACH.  In the event that either party shall breach any of its obligations hereunder, the other may, in addition to any other remedy it may have, terminate this Agreement immediately by electronic (e-mail) or paper written notice to the Distributer. This Agreement may be terminated by either party, immediately by either electronic (e-mail) or paper written notice, if the other party shall be adjudicated bankrupt or any receiver or trustee is appointed for it or for a substantial portion of its assets or it shall make an assignment of substantially all of its assets for the benefit of creditors or shall become insolvent in either law or equity or go out of business or cease operations.

8.           COVENANTS OF THE DISTRIBUTER.  In order to induce the Company to enter into this Agreement, the Distributer hereby covenants and agrees as follows:

  8.1  Prior Restrictions.  By accepting this engagement with Company, the Distributer agrees that the Distributer is not currently bound by any agreement that could prohibit or restrict it from being in relationship with the Company or from performing any duties under this Agreement.

             8.2  Records.   All papers, books and records of every kind and description relating to the business and affairs of the Company, or any of its affiliates, (excluding those prepared by the Distributer in the conduct of its business and personal notes prepared by the Distributer) but including those prepared by or at the direction of the Company, shall be the sole and exclusive property of the Company, and the Distributer shall surrender them to the Company immediately upon expiration of the Term and at any time upon request by the Company.  Moreover, Distributer shall maintain and make available to Company accurate books, records, and accounts relating to the business of Distributer with respect to the Products.

 8.3  Indemnification. Distributer shall indemnify and hold Company harmless from any and all claims, damages or lawsuits (including reasonable attorneys’ fees) arising out of negligence, malfeasant acts or infringement of any intellectual property including, but not limited to, copyright, trademark, patent and trade secret, by Representative, its employees or its agents.

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  8.4  Changes. Distributer shall promptly advise Company of (i) any changes in Distributer’s status, organization, and similar matters, (ii) any changes to Distributer’s key personnel and status of any major customers of Company in the Territory that Distributer has knowledge of; and (iii) any political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of Distributor and Company, whether harmful or beneficial and of which Distributer has knowledge.

9.           COVENANTS of the COMPANY

       9.1  Company shall hold the Distributer harmless for any actions, legal or otherwise, taken by Company, its agents or sub-agents relating to the sale of Company products that is inconsistent with this Agreement, or otherwise outside their scope of authority. Company will hold the Distributer harmless for any claims made, legal or otherwise, including attorney fees and related expenses, relating to product liability claims, environmental claims, or warranties claims, general, specific, or limited, whether made by consumers or governmental authority, regardless of the source or jurisdiction.

      9.2  Changes:  Company shall promptly advise Distributer of (i) any changes in Company’s status, organization, and similar matters, (ii) any changes to Company’s key personnel and status of any major customers of Company in the Territory that Company has knowledge of; and (iii) any political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of Representative and Company, whether harmful or beneficial and of which Company has knowledge.

10.        CONFIDENTIALITY/TRADEMARKS and TRADE NAMES.    Distributer acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company’s business plans, customers and products that is confidential and of substantial value to the Company, which value would be impaired if such information were disclosed to third parties.  Distributer agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Company.  Company shall advise Distributer whether or not it considers any particular information or materials to be confidential.  In the event of termination of the Agreement, for any reason, there shall be no use by Distributer of any confidential information of Company, and Distributer shall not manufacture or have manufactured any products utilizing Company’s patents, inventions, copyrights, know-how or trade secrets.

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During the terms of this Agreement, Distributer shall have the right to indicate to prospective customers that it is an authorized representative of Company’s Products and to advertise (within the Territory), at its own expense, such Products under the trademarks, marks, and trade names that Company may adopt from time to time (herein “company’s Trademarks”).  Nothing herein, however, shall grant Distributer any right, title, or interest in Company’s Trademarks.  At no time during or after the term of this Agreement shall Distributer challenge or assist others to challenge Company’s Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Company.

11.        MISCELLANEOUS

 11.1  This Agreement adds to the understanding of the parties relating to its subject matter; shall be governed by and interpreted in accordance with the laws of the State of Delaware, U.S.A., and shall not be assignable or otherwise transferable by either party and any attempted assignment in conflict herewith shall be void.

 11.2  All strategic meetings will take place within the continental USA.

 11.3  Distributer shall participate in planning meetings in the continental USA, provided Company provides reasonable notice (72 hours) of the time, place and location to Distributer.

 11.4  Notices hereunder shall be mailed by certified or registered mail, overnight courier of national reputation, or e-mailed and confirmed by electronic receipt notification to the address below or such other address as may be designated by written notice.  Notices by electronic means shall be effective as of the date confirmed.

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       If to the Distributer:

 Devon Jones, CEO
 IntelligentHighwaySolutions,Inc.
 8 Light Sky Ct. Sacramento, CA 95828

If to the Company:

 SCS Lighting Solutions
 25801 Obrero Drive, Suite 1
 Mission Viejo, CA
 92691

11.5  The failure of either party to enforce at any time or for any period of time the provisions hereof shall not be construed to be a waiver of such provisions, or of the right of such party thereafter to enforce each and every such provision.  Waiver of any breach shall not be deemed a waiver of any other breach, even of a similar nature

11.6  Neither party shall be liable for delays in performance or nonperformance arising out of strikes, acts of nature, freight embargo, war, acts of terror, civil disturbance or any cause beyond either party’s reasonable control.  Notwithstanding the foregoing, in the event any such delay should exist for a period exceeding sixty (60) days, the party not so delayed shall have the right to terminate this Agreement pursuant to paragraph 7 above.

12.         This Agreement sets forth the entire understanding of the parties relating to the subject matter herein and supersedes any prior discussions or agreements between them.  No modification or amendment to this Agreement shall be effective unless in writing signed by the party to be charged.

Distributer: Devon Jones	Thomas C. Dearmin
Intelligent Highway Solutions Inc.	SCS Lighting Solutions Inc.

Devon Jones	Thomas C. Dearmin

Title: CEO	Title: President & CEO

Date: August 22, 2013	Date: August 22, 2013

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